As filed with the Securities and Exchange Commission on December 22, 2011

SECURITIES ACT FILE NO. 333-172947

INVESTMENT COMPANY ACT FILE NO. 811-22534

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933   ☒

PRE-EFFECTIVE AMENDMENT NO.                                       ☐

POST-EFFECTIVE AMENDMENT NO. 6    ☒

AND/OR

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940   ☒

AMENDMENT NO. 6   ☒

VERSUS CAPITAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC

(Exact Name of Registrant as Specified in Charter)

7100 E Belleview Ave, Suite 306

Greenwood Village, CO 80111-1632

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (303) 895-3773

Mark D. Quam

c/o Versus Capital Advisors LLC

7100 E Belleview Ave, Suite 306

Greenwood Village, CO 80111-1632

(303) 895-3773

(Name and Address of Agent for Service)

COPY TO:

Alan Hoffman, Esq.

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166-4193

APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:

AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box ☒

It is proposed that this filing will become effective when declared effective pursuant to Section 8(c).

If appropriate, check the following box:

☐  This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].

☐  This form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act and the Securities Act registration statement number of the earlier effective registration statement for the same offering is              .

CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933

TITLE OF SECURITIES BEING REGISTERED	PROPOSED MAXIMUM AGGREGATE OFFERING AMOUNT(1)	AMOUNT OF REGISTRATION FEE
Shares of Beneficial Interest	$750,000,000	$87,075	(2)

(1)          Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purposes of determining the registration fee.

(2)          Paid in connection with the initial filing of this registration statement on March 18, 2011.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment, which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 6 to the Registrant’s Registration Statement on Form N-2 (File Nos. 333-172947 and 811-22534) consists of the following:

(1) The facing sheet of this Registration Statement; and

(2) The “Business and Other Connections of Investment Adviser” Section of Part C of this Registration Statement (and the signature page of Part C).

This Post-Effective Amendment No. 6 to the Registrant’s Registration Statement is being filed to revise the Section entitled “Business and Other Connections of Investment Adviser” of Part C of the Registration Statement and to file new Exhibits.

TABLE OF CONTENTS

PART C

 OTHER INFORMATION

Business and Other Connections of Investment Adviser

SIGNATURES

INDEX TO EXHIBITS

Ex-99.a	Amendment to Certificate of Formation(1)

Ex.-99.b	Amended and Restated Limited Liability Company Agreement(1)

Ex-99.e	Dividend Reinvestment Plan(1)

Ex-99.g(1)	Investment Management Agreement(1)
Ex-99.g(2)	Callan Sub-Advisory Agreement(1)
Ex-99.g(3)	Security Capital Research & Management Incorporated Sub-Advisory Agreement(2)
Ex-99.g(4)	E.I.I. Realty Securities, Inc. Sub-Advisory Agreement(2)
Ex-99.g(5)	Forum Securities Limited Sub-Advisory Agreement(2)

Ex-99.h(1)	Underwriting Agreement(1)
Ex-99.h(2)	Distribution Agreement(1)

Ex-99.j(1)	Custody Agreement(1)
Ex-99.j(2)	Foreign Custody Agreement(1)

Ex-99.k(1)	Administration and Accounting Services Agreement(1)
Ex-99.k(2)	Transfer Agency and Shareholder Services Agreement(1)
Ex-99.k(3)	Expense Limitation Agreement(1)

Ex-99.l	Opinion and Consent of Winston & Strawn LLP(1)

Ex-99.n(1)	Consent of Independent Registered Public Accounting Firm(1)

Ex-99.r(1)	Joint Code of Ethics of the Adviser and the Fund(1)
Ex-99.r(2)	Code of Ethics of Callan(1)
Ex-99.r(3)	Code of Ethics of Security Capital Research & Management Incorporated(2)
Ex-99.r(4)	Code of Ethics of E.I.I. Realty Securities, Inc.(2)
Ex-99.r(5)	Code of Ethics of Forum Securities Limited(2)

(1)                                  Previously filed.

(2)                                  Filed herewith.

PART C.  OTHER INFORMATION

Financial Statements and Exhibits.

1.	Financial Statements:

Part B:

Report of Independent Registered Public Accounting Firm, Statement of Assets and Liabilities and Notes to Financial Statement as of August 5, 2011 (Audited), Statement of Assets and Liabilities and Notes to Financial Statement as of September 30, 2011 (Unaudited)(1)

2.	Exhibits:

	Ex-99.a	Amendment to Certificate of Formation(1)

	Ex.-99.b	Amended and Restated Limited Liability Company Agreement(1)

	Ex-99.e	Dividend Reinvestment Plan(1)

	Ex-99.g(1)	Investment Management Agreement(1)
	Ex-99.g(2)	Callan Sub-Advisory Agreement(1)
	Ex-99.g(3)	Security Capital Research & Management Incorporated Sub-Advisory Agreement(2)
	Ex-99.g(4)	E.I.I. Realty Securities, Inc. Sub-Advisory Agreement(2)
	Ex-99.g(5)	Forum Securities Limited Sub-Advisory Agreement(2)

	Ex-99.h(1)	Underwriting Agreement(1)
	Ex-99.h(2)	Distribution Agreement(1)

	Ex-99.j(1)	Custody Agreement(1)
	Ex-99.j(2)	Foreign Custody Agreement(1)

	Ex-99.k(1)	Administration and Accounting Services Agreement(1)
	Ex-99.k(2)	Transfer Agency and Shareholder Services Agreement(1)
	Ex-99.k(3)	Expense Limitation Agreement(1)

	Ex-99.l	Opinion and Consent of Winston & Strawn LLP(1)

	Ex-99.n(1)	Consent of Independent Registered Public Accounting Firm(1)

	Ex-99.r(1)	Joint Code of Ethics of the Adviser and the Fund(1)
	Ex-99.r(2)	Code of Ethics of Callan(1)
	Ex-99.r(3)	Code of Ethics of Security Capital Research & Management Incorporated(2)
	Ex-99.r(4)	Code of Ethics of E.I.I. Realty Securities, Inc.(2)
	Ex-99.r(5)	Code of Ethics of Forum Securities Limited(2)

(1)                     Previously filed.

(2)                     Filed herewith.

Business and Other Connections of Investment Adviser:

A description of any other business, profession, vocation, or employment of a substantial nature in which an investment adviser of the Fund, and each member, director, executive officer, or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, director, officer, employee, partner or trustee, is set forth in the Fund’s prospectus in the section entitled “Management of the Fund,” regarding the Adviser.  Further information as to the members and officers of the Adviser is included in its Form ADV as filed with the SEC (File No. 801-72298), and is incorporated herein by reference.  This information with respect to Callan is included in its Form ADV as filed with the SEC (File No. 801-9219), which is incorporated herein by reference.  This information with respect to Security Capital Research & Management Incorporated is included in its Form ADV as filed with the SEC (File No. 801-53815), which is incorporated herein by reference.  This information with respect to European Investors Inc. is included in its Form ADV as filed with the SEC (File No. 801-19755), which is incorporated herein by reference.  This information with respect to Forum Securities Limited is included in its Form ADV as filed with the SEC (File No. 801-70773), which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on the 21st day of December, 2011.

VERSUS CAPITAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC

By:	/s/ Mark D. Quam
Name:	Mark D. Quam
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 21, 2011.

Name:	Title:
/s/ Mark D. Quam
Mark D. Quam	Director and Principal Executive Officer

/s/ William R. Fuhs, Jr.
William R. Fuhs, Jr.	Director and Principal Financial Officer

/s/ Casey Frazier
Casey Frazier	Director

Jeffrey A. Jones	Director

Richard J. McCready	Director

/s/ Matthew T. Murphy
Matthew T. Murphy	Director

/s/ Paul E. Sveen
Paul E. Sveen	Director

/s/ John Gordon
John Gordon	Principal Accounting Officer

EXHIBIT INDEX

Exhibits:

Ex-99.a	Amendment to Certificate of Formation(1)

Ex.-99.b	Amended and Restated Limited Liability Company Agreement(1)

Ex-99.e	Dividend Reinvestment Plan(1)

Ex-99.g(1)	Investment Management Agreement(1)
Ex-99.g(2)	Callan Sub-Advisory Agreement(1)
Ex-99.g(3)	Security Capital Research & Management Incorporated Sub-Advisory Agreement(2)
Ex-99.g(4)	E.I.I. Realty Securities, Inc. Sub-Advisory Agreement(2)
Ex-99.g(5)	Forum Securities Limited Sub-Advisory Agreement(2)

Ex-99.h(1)	Underwriting Agreement(1)
Ex-99.h(2)	Distribution Agreement(1)

Ex-99.j(1)	Custody Agreement(1)
Ex-99.j(2)	Foreign Custody Agreement(1)

Ex-99.k(1)	Administration and Accounting Services Agreement(1)
Ex-99.k(2)	Transfer Agency and Shareholder Services Agreement(1)
Ex-99.k(3)	Expense Limitation Agreement(1)

Ex-99.l	Opinion and Consent of Winston & Strawn LLP(1)

Ex-99.n(1)	Consent of Independent Registered Public Accounting Firm(1)

Ex-99.r(1)	Joint Code of Ethics of the Adviser and the Fund(1)
Ex-99.r(2)	Code of Ethics of Callan(1)
Ex-99.r(3)	Code of Ethics of Security Capital Research & Management Incorporated(2)
Ex-99.r(4)	Code of Ethics of E.I.I. Realty Securities, Inc.(2)
Ex-99.r(5)	Code of Ethics of Forum Securities Limited(2)

(1)                     Previously filed.

(2)                     Filed herewith.